Exhibit 99.2 – Selected Financial Data (adjusted to reflect the retrospective application of FSP APB 14-1)
     The Selected Financial Data set forth in this Exhibit 99.2 has been revised from the Selected Financial Data included in Part II, Item 6. of the NII Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) to reflect our retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position APB 14-1 (“FSP APB 14-1”), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The Selected Financial Data set forth below has not been revised to reflect events or developments subsequent to February 26, 2009, the date that we filed the 2008 Form 10-K, and does not modify or update the disclosures in the 2008 Form 10-K that may have been affected by subsequent events. For a discussion of events and developments subsequent to the filing date of the 2008 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.
Item 6. Selected Financial Data
     The tables below set forth selected consolidated financial data for the periods or as of the dates indicated and should be read in conjunction with the consolidated financial statements and notes thereto in Item 8 of this report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of this report. In addition, the amounts included in the tables below reflect the impact of our retrospective application of FSP APB 14-1. See Note 1 to our consolidated financial statements for more information related to our application of this pronouncement.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Operating revenues
Service and other revenues	$4,048,466	$3,184,696	$2,279,922	$1,666,613	$1,214,837
Digital handset and accessory revenues	220,914	111,599	91,418	79,226	65,071

	4,269,380	3,296,295	2,371,340	1,745,839	1,279,908

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	1,110,927	850,934	597,262	464,651	365,982
Cost of digital handset and accessory sales	585,391	443,760	331,714	251,192	207,112

	1,696,318	1,294,694	928,976	715,843	573,094
Selling, general and administrative	1,400,642	1,077,893	780,373	545,235	358,076
Depreciation	372,542	290,302	195,050	124,096	84,167
Amortization	32,578	14,727	7,405	6,142	14,236

Operating income	767,300	618,679	459,536	354,523	250,335
Interest expense, net	(205,516)	(160,642)	(104,858)	(81,960)	(60,684)
Interest income	68,411	67,429	51,057	32,611	12,697
Foreign currency transaction (losses) gains, net	(120,572)	19,008	3,557	3,357	9,210
Debt conversion expense	—	(25,753)	(5,070)	(8,930)	—
Loss on extinguishment of debt, net	—	(6,311)	—	—	(79,327)
Other expense, net	(28,806)	(1,914)	(6,000)	(8,621)	(2,320)

Income before income tax provision and cumulative effect of change in accounting principle	480,817	510,496	398,222	290,980	129,911
Income tax provision	(138,862)	(156,748)	(113,272)	(125,170)	(79,323)

Income before cumulative effect of change in accounting principle	341,955	353,748	284,950	165,810	50,588
Cumulative effect of change in accounting principle, net of income taxes of $11,898 in 2004	—	—	—	—	970

Net income	$341,955	$353,748	$284,950	$165,810	$51,558

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Income before cumulative effect of change in accounting principle per common share, basic	$2.05	$2.12	$1.85	$1.13	$0.36
Cumulative effect of change in accounting principle per common share, basic	—	—	—	—	0.01

Net income per common share, basic	$2.05	$2.12	$1.85	$1.13	$0.37

Income before cumulative effect of change in accounting principle per common share, diluted	$2.02	$2.02	$1.67	$1.03	$0.35
Cumulative effect of change in accounting principle per common share, diluted	—	—	—	—	0.01

Net income per common share, diluted	$2.02	$2.02	$1.67	$1.03	$0.36

Weighted average number of common shares outstanding, basic	166,927	166,749	154,085	146,336	139,166

Weighted average number of common shares outstanding, diluted	175,290	184,256	177,293	173,939	145,015

	December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,243,251	$1,370,165	$708,591	$877,536	$330,984
Short-term investments	82,002	241,764	—	7,371	38,401
Property, plant and equipment, net	1,892,113	1,856,457	1,391,350	937,679	558,669
Intangible assets, net	317,878	410,447	369,196	83,642	67,956
Total assets	5,090,073	5,436,205	3,298,681	2,622,960	1,490,168
Long-term debt, including current portion	2,133,140	2,061,381	1,078,698	1,078,655	551,788
Stockholders’ equity	1,912,123	2,320,759	1,422,584	904,008	472,522
Ratio of Earnings to Fixed Charges:

2008	2007	2006	2005	2004
2.78x	3.45x	3.60x	3.46x	2.66x
     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges consist of:
•	interest on all indebtedness, amortization of debt financing costs and amortization of original issue discount;

•	interest capitalized; and

•	the portion of rental expense we believe is representative of interest.
     Reclassifications. We have reclassified certain prior year amounts in our consolidated financial statements to conform to our current year presentation. Specifically, for the years ended December 31, 2007 and 2006, we corrected the classification of $28.7 million and $20.4 million, respectively, from cost of service to cost of digital handset and accessory sales related to costs incurred in connection with replacement handsets sold to existing customers. We have also reclassified spectrum license fees from selling, general and administrative expenses to cost of service for the years ended December 31, 2005, 2004 and 2003. These revisions did not have a material impact on previously reported balances.
     Foreign Currency Transaction (Losses) Gains, Net. Consolidated foreign currency transaction losses of $120.6 million for the year ended December 31, 2008 are primarily due to $80.2 million in losses related to the impact of the significant depreciation in the value of the Brazilian real relative to the U.S. dollar during the second half of 2008 on Nextel Brazil’s syndicated loan facility, which is denominated in U.S. dollars, as well as $44.8 million in losses related to the depreciation in the value of the Mexican peso relative to the U.S. dollar on Nextel Mexico’s U.S. dollar-denominated net liabilities during the same period. See “Critical Accounting Policies and Estimates — Foreign Currency.” for more information.
     Debt Conversion Expense. On June 10, 2005 and June 21, 2005, $40.0 million and $48.5 million, respectively, aggregate principal amount of our 3.5% convertible notes were converted into 3,000,000 shares of our common stock and 3,635,850 shares of our common stock in accordance with the original terms of the debt securities. In connection with these conversions, we paid in the aggregate $8.9 million in cash as additional consideration for conversion, which we recorded as debt conversion expense.
     On December 14, 2006, all of the holders of the $91.4 million remaining aggregate principal face amount of our 3.5% convertible notes converted those notes into 6,852,150 shares of common stock in accordance with the original terms of the debt agreement. In connection with this conversion, we paid a total of $4.6 million as additional consideration for conversion, as well as $0.8 million of accrued interest and $0.5 million of direct external costs associated with the transaction. We recorded the $4.6 million paid to the noteholders and the $0.5 million of direct external costs as debt conversion expense in our consolidated statement of operations.
     In July 2007, we accepted the tender of 99.99% of the $300.0 million in outstanding principal amount of our 2.875% convertible notes under a tender offer that expired on July 23, 2007. In connection with this tender offer, we issued 11,268,103 shares of our common stock and paid to the holders of the tendered notes an aggregate cash premium of $25.5 million, $0.3 million in direct external costs and accrued and unpaid interest of $4.2 million. We recorded the $25.5 million in cash consideration and $0.3 million in direct external costs as debt conversion expense in our consolidated statement of operations.
     Loss on Extinguishment of Debt, Net. The $79.3 million net loss on early extinguishment of debt for the year ended December 31, 2004 represents a loss we incurred in connection with the retirement of substantially all of our 13.0% senior secured discount notes through a cash tender offer in March 2004.
     We recognized a $6.3 million loss on extinguishment of debt in connection with the tender offer for 99.99% of our 2.875% convertible notes during the third quarter of 2007.